Exhibit 4.4

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and MOTRICITY, INC., a Delaware corporation (“Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement, and on the terms and conditions set forth below.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Streamline Period. Any period when the sum of Borrower’s unrestricted cash and Cash Equivalents, plus eighty five percent (85%) of Eligible Accounts, minus the outstanding principal balance of any Advances, is greater than or equal to Fifteen Million Dollars ($15,000,000), Borrower shall be in a “Streamline Period”. Bank may terminate the Streamline Period at any time that the conditions for a Streamline Period no longer exist.

(c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Equipment Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, during the Draw Period, Bank shall make advances (each, an “Equipment Advance” and, collectively, “Equipment Advances”) not exceeding the Equipment Line. Equipment Advances may only be used to finance Eligible Equipment purchased within ninety (90) days (determined based upon the applicable invoice date of such Eligible Equipment) before the date of each

Equipment Advance, provided, however, that the proceeds of the first Equipment Advance are made on or within fifteen (15) days of the Effective Date and may be used to purchase Eligible Equipment purchased on or after January 1, 2006 and further provided that the amount of the first Equipment Advance shall be in an amount of not less than Five Million Four Hundred Thousand Dollars ($5,400,000). No Equipment Advance may exceed one hundred percent (100%) of the total invoice for Eligible Equipment (excluding taxes, shipping, warranty charges, freight discounts and installation expenses relating to such Eligible Equipment except to the extent such are allowed to be financed pursuant hereto as Other Equipment). Unless otherwise agreed to by Bank, not more than forty percent (40%) of the proceeds of the Equipment Line shall be used to finance Other Equipment. Each Equipment Advance, other than the final Equipment Advance, must be in an amount equal to at least One Million Dollars ($1,000,000). After repayment, no Equipment Advance may be reborrowed.

(b) Repayment. Each Equipment Advance shall immediately amortize and be payable in thirty six (36) equal payments of principal, plus interest beginning on first day of the first month following the Funding Date and continuing on the first day of each month thereafter. Notwithstanding the foregoing, all unpaid principal and interest on each Equipment Advance shall be due on the applicable Equipment Line Maturity Date.

(c) Prepayment Upon an Event of Loss. Borrower shall bear the risk of any loss, theft, destruction, or damage of or to the Financed Equipment. If, during the term of this Agreement, any item of Financed Equipment becomes obsolete or is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a Governmental Authority for any reason for a period ending beyond the Equipment Line Maturity Date with respect to such Financed Equipment (an “Event of Loss”), then within ten (10) days following such Event of Loss, Borrower shall (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal owing with respect to the Financed Equipment subject to the Event of Loss; or (ii) if no Event of Default has occurred and is continuing, at Borrower’s option, repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment. Any partial prepayment of an Equipment Advance paid by Borrower on account of an Event of Loss shall be applied to prepay amounts owing for such Equipment Advance in inverse order of maturity.

(d) Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Equipment Line advanced by Bank under this Agreement, provided Borrower (a) provides written notice to Bank of its election to exercise to prepay the Equipment Line at least thirty (30) days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the Equipment Line through the date the prepayment is made; (ii) all unpaid principal with respect to the Equipment Line; (iii) a premium equal to the Make-Whole Premium; and (iv) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement). Notwithstanding the foregoing, Borrower shall not be required to pay the Make-Whole Premium set forth in subsection (d)(iv) above, if either (A) all Obligations due to Bank under the Equipment Line are prepaid in full prior to December 31, 2007 with proceeds from either (x) a Qualifying Initial Public Offering, or (y) the Eligible

Equipment Line Refinancing, or (B) all Obligations due to Bank under the Equipment Line are prepaid in full within ninety (90) days of the applicable Equipment Line Maturity Date with proceeds from the Eligible Refinancing. In addition, if the Obligations are refinanced after an acceleration (or as a result of an acceleration) based solely upon an Event of Default under Section 8.3, Bank shall not require payment of the Make-Whole Premium.

2.2 Overadvances. If at any time or for any reason the total of all outstanding Advances and all other Obligations exceeds the Availability Amount (an “Overadvance”), Borrower shall immediately pay the amount of the excess in cash to Bank, without notice or demand. Without limiting Borrower’s obligation to repay to Bank the amount of any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, not paid within five (5) Business Days of demand therefor, at the Default Rate.

2.3 General Provisions Relating to the Advances. In no event shall Borrower maintain at any time LIBOR Advances having more than two (2) different Interest Periods. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.4(b)(ii).

2.4 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues, hi computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest Rate.

(i) Advances. Subject to Section 2.4(c), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Applicable Interest Rate, which interest shall be payable monthly in accordance with Section 2.4(g) below. As of the Effective Date, the Applicable Interest Rate is set at Level I.

During any Period when:	Levels:	Applicable Interest Rate :
EBITDA for the trailing 3 month period less than $1.00	I	Prime Rate plus three quarters of one percent (0.75%) per annum

EBITDA for the trailing 3 month period greater than or equal to $1.00	II	Prime Rate plus one quarter of one percent (0.25%) per annum

From and after a Qualifying Initial Public Offering	III	LIBOR Rate, plus 250 basis points per annum.

(ii) Equipment Advances. Subject to Section 2.4(c), outstanding Equipment Advances shall accrue interest at a per annum rate equal to the Applicable Equipment Interest Rate, which interest shall be payable monthly in accordance with Section 2.4(g) below. As of the Effective Date, the Applicable Equipment Interest Rate is set at Level I.

During any Period when:	Levels:	Applicable Equipment Interest Rate:
EBITDA for the trailing 3 month period less than $1.00	I	Prime Rate plus one and one quarter percent (1.25%) per annum

EBITDA for the trailing 3 month period greater than $1.00	II	Prime Rate plus three quarters of one percent (0.75%) per annum

From and after a Qualifying Initial Public Offering	III	LIBOR Rate, plus 300 basis points per annum.

(iii) The Applicable Interest Rate and the Applicable Equipment Interest Rate in effect as of the Effective Date is Level I. Adjustments to the Applicable Interest Rate and the Applicable Equipment Interest Rate, shall be implemented quarterly on a prospective basis, based upon the Borrower’s EBITDA as reported in the monthly financial statement delivered to Bank pursuant to Section 6.2(a)(iii) hereof. Prior to a Qualifying Initial Public Offering, failure to timely deliver such financial statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Interest Rate and Applicable Equipment Interest Rate to the highest level set forth in the foregoing grids, until the first day of the first calendar quarter following the delivery of the monthly financial statements demonstrating to Bank’s satisfaction that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Interest Rate or the Applicable Equipment Interest Rate is to be implemented, that reduction shall be deferred until the first day of the first calendar quarter following the date on which such Event of Default is cured or waived in writing by Bank. Subject to Section 2.4(c), at all times from and after a Qualifying Initial Public Offering, the Applicable Interest Rate and Applicable Equipment Interest Rate shall be at Level III.

(c) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). With respect to any Obligations accruing interest at the LIBOR Rate, on and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at the Default Rate. Pursuant to the terms hereof, interest on each Advance or Equipment Advance, which accrues at the LIBOR Rate, shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any

LIBOR Advance pursuant to this Agreement for the portion of any LIBOR Advance so prepaid and upon payment (including prepayment) in full thereof. Payment or acceptance of the increased interest rate provided in this Section 2.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate.

(e) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(f) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

(g) Payment: Interest Computation; Float Charge. Interest is payable monthly on the first (1st) calendar day of each month, hi computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.5 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of One Hundred Fifty Thousand Dollars ($150,000) on the Effective Date and Borrower shall pay Bank on the first anniversary of the Effective Date, an additional non-refundable commitment fee of either One Hundred Twenty Five Thousand Dollars ($125,000) or, if the Eligible Equipment Line Refinancing has occurred prior to such date, One Hundred Seventy Five Thousand Dollars ($175,000).

(b) Good Faith Deposit. Borrower has paid to Bank a good faith deposit of Twenty Five Thousand Dollars ($25,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. The Good Faith Deposit will be applied to the Commitment Fee;

(c) Termination Fee. Subject to the terms of Section 13.1, a termination fee; and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) a duly executed original signature to the Warrant;

(c) duly executed original signatures to the Account Control Agreements with SVB Securities, Wachovia Bank, N.A., and Pinnacle National Bank;

(d) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) the Subordination Agreement duly executed by Pinnacle Bank in favor of Bank;

(g) the certificate or certificates for the securities included in the Pledged Collateral, accompanied by an instrument of assignment duly executed in blank by Borrower;

(h) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(i) a legal opinion with respect to the Guarantor, Motricity Deutschland GmbH;

(j) the Perfection Certificate executed by Borrower;

(k) the duly executed signatures to each landlord’s consent in favor of Bank;

(1) the duly executed original signatures to each Guaranty, together with the completed Resolutions for each Guarantor;

(m) a copy of its Investors’ Rights Agreement and any amendments thereto;

(n) evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank;

(o) the successful completion of a Subsequent Financing; and

(p) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) except as otherwise provided in Section 3.4(a), timely receipt of an executed Transaction Report, a Notice of Borrowing (for Advances under the Revolving Line), and an executed Transaction Report (for Equipment Advances);

(b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing or Payment/Advance Form, as applicable, and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in Bank’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Credit Extensions. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Bank (accompanied by a Transaction Report) in the form of a Notice of Borrowing or Payment/Advance Form, as applicable, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, and at least three (3) Business Days prior to a Qualifying Initial Public Offering specifying:

(1) the amount of the Credit Extension;

(2) the requested Funding Date; and

(3) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Credit Extension, such Interest Period shall be one (1) month.

(b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extensions, until the related funds have been deposited in the Designated Deposit Account.

(c) Equipment Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain an Equipment Advance, Borrower must include, in addition to the Payment/Advance Form, a copy of the invoice for the Eligible Equipment being financed. If Borrower satisfies the conditions of each Equipment Advance, Bank shall disburse such Equipment Advance by transfer to the Designated Deposit Account.

3.5 Conversion and Continuation Elections.

(a) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, such Interest Period shall be one (1) month.

(b) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

(c) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.6 Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Advances.

3.7 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such LIBOR Rate Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Credit Extensions or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7. Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Credit Extensions shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Continuation to obtain a Prime Rate Advance or to have outstanding Credit Extensions converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

(a) Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

(b) Borrower hereby assigns, pledges, delivers, and transfers to Bank, and hereby grants to Bank, a continuing first priority security interest in and against all right, title and interest of the following, whether now or hereafter existing or acquired by Borrower: all Pledged Collateral, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and non-cash proceeds of the foregoing; and all of Borrower’s books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations only in the State of Delaware, and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank completed certificates substantially in the form attached hereto as Exhibit G each signed by Borrower and each Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse). Except as hereafter disclosed to Bank in writing by Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects. The Accounts are bona fide, existing obligations of the Account Debtors.

All Financed Equipment is new, except for such Financed Equipment that has been disclosed in writing to Bank by Borrower as “used” and that Bank, in its sole discretion, has agreed to finance. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 Accounts Receivable.

(a) For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000).

5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a

“subsidiary company” of a “holding company as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments. Attached hereto as Exhibit I, is a complete list of all Subsidiaries, each of which shall execute a Guaranty.

5.9 Tax Returns and Payments; Pension Contributions. Except as disclosed in the Perfection Certificate, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to purchase Eligible Equipment, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements; Reports, Certificates.

(a) Borrower shall provide Bank with the following:

(i) weekly, a Transaction Report;

(ii) within twenty (20) days after the end of each month, (A) a duly completed Borrowing Base Certificate signed by a Responsible Officer, (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger;

(iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

(iv) within thirty (30) days after the end of each month, and one hundred fifty (150) days following the end of Borrower’s fiscal year, a Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(v) within thirty (30) days of any material revisions to Borrower’s projections or business plan, as approved by Borrower’s board of directors, copies of such revisions; and

(vi) as soon as available, and in any event within one hundred fifty (150) days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.

(b) In the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.

(c) Provide Bank with, as soon as available, but no later than twenty (20) days after the end of each month, a Deferred Revenue report, in form acceptable to Bank.

(d) Borrower will promptly provide Bank with copies of any notices received by Borrower under the Pinnacle Loan Documents.

Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrower shall be required to provide Bank with the reports and schedules required pursuant to clause (a)(i) above each month.

6.3 Accounts Receivable.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Bank, and Borrower shall immediately deliver all such payments and proceeds to Bank in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided however, during any Streamline Period, Collections (including credit card, ACH and wire Collections) shall be deposited into Borrower’s primary operating account at Bank, but at all other times, all

Collections shall be deposited by Borrower into a lockbox account, or such other “blocked account” as Bank may specify, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment, and such Collections shall be applied to reduce the balance of the Revolving Line on a daily basis.

(d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Twenty Five Thousand Dollars ($25,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5 Taxes; Pensions. Timely file all required tax returns and reports and timely pay all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and pay all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, unless any of the above are disputed and contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books.

6.6 Access to Collateral; Books and Records. No more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing, on one (1) Business Day’s notice (provided no notice is required if a Default or an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books (the “Field Examination”). The foregoing Field Examination shall be at Borrower’s expense, and the charge therefor shall be Seven Hundred Fifty Dollars ($750) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule a Field Examination more than ten (10) days in advance, and Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8 Operating Accounts.

(a) Maintain its and its Subsidiaries’ primary operating and other deposit accounts and securities accounts with Bank and Bank’s affiliates which accounts, prior to a Qualifying Initial Public Offering, shall represent at least sixty five percent (65%) of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions and at all times after a Qualifying Initial Public Offering shall represent at least fifty percent (50%) of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

(a) Excess Cash and Availability. Unrestricted cash and Cash Equivalents, plus seventy five percent (75%) of amounts available to be borrowed under the Pinnacle Facilities, plus eighty five percent (85%) of Eligible Accounts, minus the outstanding principal balance of any Advances, of at least Ten Million Dollars ($10,000,000), tested on a weekly basis based on the most recent Transaction Report delivered pursuant to Section 6.2 of this Agreement; provided however, that during any Streamline Period, this covenant shall be tested monthly.

(b) Liquidity Coverage. A ratio of (a) the sum of unrestricted cash and Cash Equivalents, plus the Borrowing Base, plus seventy five percent (75%) of amounts available to be borrowed under the Pinnacle Facilities, to (b) total outstanding Obligations, of not less than 1.15:1.00, tested on a weekly basis based on the most recent Transaction Report delivered pursuant to Section 6.2 of this Agreement; provided however, that during any Streamline Period, this covenant shall be tested monthly. Notwithstanding the foregoing, this covenant shall no longer apply after all of the Obligations due to Bank under the Equipment Line are paid in full prior to December 31, 2007 with proceeds from either (x) a Qualifying Initial Public Offering, or (y) the Eligible Equipment Line Refinancing.

6.10 Protection of Intellectual Property Rights. Borrower shall:

(a) protect, defend and maintain the validity and enforceability of its intellectual property;

(b) promptly advise Bank in writing of material infringements of its intellectual property; and

(c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

6.13 Notice of Termination or Expiration of Lease. Borrower shall give Bank immediate notice following Borrower’s receipt from any Landlord of any actual or threatened termination or expiration of Borrower’s lease with such Landlord.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

7.2 Changes in Business, Management, Ownership, or Business Locations.

(a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) if any Key Person ceases to hold such offices with Borrower or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty percent (40%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7 Distributions; Investments, (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) day grace period shall not apply to payments due on the Revolving Line Maturity Date or Equipment Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.8, 6.9, 6.13 or violates any covenant in Section 7;

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting any part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under clauses (a) through (d) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties, including, without limitation, the Pinnacle Loan Documents, resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period often (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

9 BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(g) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8 Sale of Pledged Collateral. Borrower recognizes that Bank may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Act”), so that Bank may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and without a view to the distribution or resale thereof. Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, and agrees that Bank has no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary (even if Bank would agree), to register such securities for sale under the Act. Borrower agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Credit Extension requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Credit Extension requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Motricity, Inc.
210 West Pettigrew Street
Durham, North Carolina 27701
Attn: Matthew J. Petzold
Fax: (919)287-7391
Email: matthew.petzold@motricity.com

with a copy to:	Boult Cummings, Conners & Berry, PLC
Roundabout Plaza
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Attn: Charles S. Sanger, Esq.
Fax: (615)252-6331
Email: csanger@boultcummings.com

If to Bank:	Silicon Valley Bank
5915 Farrington Road, Suite 201
Chapel Hill, North Carolina 27517
Attn: Daniel Allred
Fax: (919)442-2155
Email: dallred@svbank.com

with a copy to:	Troutman Sanders LLP
1660 International Drive, Suite 600
McLean, Virginia 22102
Attn: Richard M. Pollak, Esq.
Fax:(703)448-6511
email: ricnard.pollak@troutmansanders.com

11 RIGHT TO PURCHASE OBLIGATIONS OWED TO BANK

11.1 Right to Purchase Obligations. Borrower and Bank agree that the individuals and entities (listed on Schedule 1) are guarantors of certain indebtedness otherwise described herein to Pinnacle Bank. The indebtedness is evidenced by, among other things, the Pinnacle Bank Loan Documents. The individuals and entities listed on Schedule 1 are hereafter referred to as the “Pinnacle Bank Guarantors”. Bank agrees that the Pinnacle Bank Guarantors shall have the one time right prior to the termination of this Agreement and during the Purchase Option Period, but not the obligation, to purchase without recourse or warranty of any kind, the Obligations owed to Bank evidenced by this Agreement and any of the Loan Documents (the “Purchase Option”). The purchase price shall be the unpaid Obligations as of the date of purchase due and owing to Bank, including Bank Expenses (the “Purchase Price”).

11.2 Purchase Option Period. The “Purchase Option Period” shall consist of a thirty (30) day period beginning on the date that a notice of a Default or Event of Default is mailed by Bank to Borrower and shall end thirty (30) calendar days thereafter. Nothing in this section shall impair Bank’s rights prior to Bank’s sale of the Obligations to the Pinnacle Bank Guarantors until such time as Bank has been paid the Purchase Price in full and, among other things, Bank shall be able to enforce all rights and remedies under this Agreement and the other Loan Documents during such Purchase Option Period.

11.3 Notice. The Purchase Option periods shall commence on the date Bank mails a copy of any notice of Default or Event of Default to the Pinnacle Bank Guarantors at the following address Crom Carmichael, 3212 West End Avenue, 5th Floor, Nashville TN 37203.

11.4 Conveyance to First Offeror. In the event that more than one of the Pinnacle Bank Guarantors gives Bank written notice that it will purchase the Obligations for the Purchase Price, which notice shall be irrevocable once given, the Bank upon receipt of the Purchase Price, will convey the Obligations, without recourse or warranty of any kind to the Pinnacle Bank Guarantor from whom Bank has received written notice that it will purchase the Obligations. Such purchase must close within five (5) Business Days of such acceptance by the Pinnacle Bank Guarantor and shall be pursuant to a Loan Purchase Agreement prepared by counsel for Borrower, at the expense of the Pinnacle Bank Guarantors, and shall be on an “as is” basis without representation or warranty of any kind whatsoever, other than Bank’s authority to convey. Failure to close within such period shall terminate the right of all Pinnacle Bank Guarantors to purchase. Pinnacle Bank Guarantor shall indemnify Bank for any claims arising out of the Loan Documents after the date of such sale.

12 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

North Carolina law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the non-exclusive jurisdiction of the State and Federal courts in the State of North Carolina; provided, however, that if for any reason the Bank can not avail itself of the courts of the State of North Carolina, the Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal Courts in Santa Clara County, California, and provided that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

13	GENERAL PROVISIONS

13.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to one percent (1.0%) of the Revolving Line provided that no termination fee shall be charged if either (i) the credit facility hereunder is replaced with a new facility from another division of the Bank, or (ii) all Obligations due to Bank under the Revolving Line are prepaid in full within ninety (90) days of the Revolving Line Maturity Date with proceeds from the Eligible Refinancing. If the Obligations are refinanced after an acceleration (or as a result of an acceleration) based solely upon an Event of Default under Section 8.3, the Bank shall not require payment of the Termination Fee.

13.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

13.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

13.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

13.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 13.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

13.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

13.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

14 DEFINITIONS

14.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.7(b).

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is eighty five percent (85%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks found during any Field Examination which, as determined by Bank, may adversely affect Collateral. Bank will provide Borrower with fifteen (15) days prior notice before lowering the Borrowing Base below seventy-five percent (75%) of Eligible Accounts. Upon receipt of such notice, Borrower shall have the right to refinance the Revolving Line within one hundred twenty (120) days of such notice without payment of the Termination Fee.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit H.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cingular” means Cingular Wireless.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of North Carolina; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of North Carolina, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collections” are all funds received by Bank from or on behalf of an Account Debtor for all those Eligible Accounts, including their proceeds, which Bank finances and makes an Advance.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is any Advance, Equipment Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.4(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Draw Period” is the period of time from the Effective Date through the earlier to occur of (a) June 30, 2007, or (b) an Event of Default.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment based on events, conditions, contingencies, or risks found during any Field Examination which, as determined by Bank, may adversely affect Collateral. Unless Bank agrees otherwise in writing, the Account must not:

(a) be outstanding for more than ninety (90) days from its invoice date (the “Eligibility Period”); provided, that each Account due from those customers listed on Schedule 2 (and future similar customers added from time with Bank’s approval), may be outstanding up to one hundred twenty (120) days from its invoice date;

(b) be owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within the Eligibility Period;

(c) have credit balances over ninety (90) days from invoice date;

(d) be owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, except for Cingular, for which such percentage is thirty-five percent (35%) for the amounts that exceed that percentage, unless Bank approves in writing;

(e) be owing from an Account Debtor which does not have its principal place of business in the United States;

(f) represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor (Eligible Accounts may include progress billing and Accounts arising out of professional services provided in connection with a project);

(g) be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the U.S. Account Debtor may be conditional);

(h) be owing from a Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account); provided however, that negotiations with Cingular, Alltel, BellMobility, Leap, Tracfone regarding customary credits for service level agreements in the ordinary course of business shall not be deemed a dispute and shall not cause, except for the amount in dispute, any otherwise Eligible Account to be deemed ineligible,

(i) be owing from a Related Account Debtor;

(j) be owing from a Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Bank, or which, fails or goes out of a material portion of its business;

(k) be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Bank’s satisfaction, with the Federal Assignment of Claims Act of 1940, as amended); and

(1) be owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise -sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business; provided, however, contra accounts with Cingular arising in the ordinary course of business in an amount not to exceed Two Hundred Thousand Dollars ($200,000) shall not cause any otherwise Eligible Account with Cingular to be deemed ineligible; and

(m) owing from a Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed ineligible only to the extent of any amounts owed by Borrower to such Account Debtor).

“Eligible Equipment” is the following to the extent it complies with all of Borrower’s representations and warranties to Bank, is acceptable to Bank in all respects, is located at 210 West Pettigrew Street, Durham, North Carolina 27701 or such other location of which Bank has approved in writing, and is subject to a first priority Lien in favor of Bank: (a) general purpose computer equipment, office equipment, test and laboratory equipment, furnishings, subject to the limitations set forth herein, and (b) Other Equipment.

“Eligible Equipment Line Refinancing” means a repayment in full of all Obligations under the Equipment Line with a specific lien facility from another lender; provided, however, that such refinancing is secured solely by a specific lien on the items of Equipment financed by the Equipment Line.

“Eligible Refinancing” means a repayment in full of all Obligations owed to Bank with a loan facility from another lender.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Advance” is defined in Section 2.1.2(a).

“Equipment Line” is an Equipment Advance or Equipment Advances in an aggregate amount of up to Ten Million Dollars ($10,000,000) outstanding at any time.

“Equipment Line Maturity Date” is, for each Equipment Advance, the date which is thirty six (36) calendar months from the date of the Equipment Advance.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Field Examination” is defined in Section 6.6.

“Financed Equipment” is all present and future Eligible Equipment in which Borrower has any interest which is financed by an Equipment Advance.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Good Faith Deposit” is defined in Section 2.5(b).

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations, including GP Wireless, Inc., Motricity (UK) Limited, Palm Digital Media, Inc., PalmGear, Inc., PocketGear, LLC, Power By Hand, LLC, Motricity Canada Ltd., and Motricity Deutschland GmbH.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the last day of each month (or, if the last day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is any of Borrower’s Chief Executive Officer, Chief Technical Officer, or Chief Financial Officer who are, as of the Effective Date, Ryan Wuerch, Jud Bowman and Matt Petzold, respectively.

“Landlord” is Sungard Availability Services LP, Hill Federal, LLC, or Intelenet Communications, Inc.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Credit Extension to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

“LIBOR Advance” means an Advance or Equipment Advance that bears interest based at the LIBOR Rate.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Warrant, the Perfection Certificate, the Subordination Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Make-Whole Premium” is an amount equal to three percent (3.0%) of the outstanding Equipment Advance if the prepayment is made on or before the first anniversary of the Funding Date of such Equipment Advance; two percent (2.0%) of the outstanding Equipment Advance if the prepayment is made on or after the first anniversary of the Funding Date but before the second anniversary of the Funding Date of such Equipment Advance; one percent (1.0%) of outstanding Equipment Advance if the prepayment is made on or after the second anniversary of the Funding Date of such Equipment Advance but before the Equipment Line Maturity Date.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Net Revenue” means, the net dollars received by Borrower after paying all revenue sharing amounts to content providers and other relevant Persons.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.2(a), substantially in the form of Exhibit E, with appropriate insertions.

“Notice of Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit F, with appropriate insertions.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this

Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Equipment” is leasehold improvements, intangible property such as computer software and software licenses, equipment specifically designed or manufactured for Borrower, other intangible property, limited use property and other similar property and soft costs approved by Bank, including taxes, shipping, warranty charges, freight discounts and installation expenses.

“Parent” is defined in Section 3.7(c).

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt, including, without limitation, Indebtedness with the Pinnacle Facilities;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) secured by Permitted Liens; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d) Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year;

(g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Fifty Thousand Dollars ($50,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Fifty Thousand Dollars ($50,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) subordinated Liens in existence as of the Effective Date, securing Borrower’s Subordinated Debt under the Pinnacle Facilities;

(i) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(j) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and

(k) Liens incurred in the Eligible Equipment Line Refinancing.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Collateral” is all capital stock of each Subsidiary of Borrower, including, without limitation, GP Wireless, Inc., Motricity (UK) Limited, Palm Digital Media, Inc., PalmGear, Inc., PocketGear, LLC, Power By Hand, LLC, Motricity Canada Ltd., and Motricity Deutschland GmbH, together with any securities, investment properties, instruments or distributions of any kind issuable, issued or received by Borrower upon conversion of, in respect of, or in exchange for any of such capital stock, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to such capital stock.

“Pinnacle Bank” is Pinnacle National Bank, a national banking association, its successors and assigns.

“Pinnacle Bank Guarantors” is defined in Section 11.1.

“Pinnacle Bank Loan Documents” means any and all documents now or hereafter executed in connection with any Indebtedness of Borrower to Pinnacle Bank, including without limitation, (i) that certain Second Amended and Restated Promissory Note by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated April 8, 2004 for a loan in the amount of One Hundred Fifty Thousand Dollars ($150,000), (ii) that certain Amended and Restated Promissory Note by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated April 8, 2004 for a loan in the amount of One Million Dollars ($1,000,000), (iii) those certain Continuing Guaranties by and between Pinnacle Bank and Oliver C. Carmichael, Joe B. Delozier, III, Lee A. Beaman, PalmGear, Inc., and Solidus Company, each dated February 24, 2003 and those certain Amendments and Affirmation of Guaranties by and between Pinnacle Bank and Oliver C. Carmichael, Joe B. Delozier, III, Lee A. Beaman, PalmGear, Inc., and Solidus Company, each dated April 8, 2004, (iv) that certain Loan Agreement by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated February 24, 2003 (as amended, modified, supplemented or restated from time to time) for a loan in the amount of One Million Dollars ($1,000,000), (v) that certain Second Amended and Restated Promissory Note by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated April 8, 2004 for a loan in the amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), (vi) those certain Continuing Guaranties by and between Pinnacle Bank and John Morris, Alfred Morris and E. Townes Duncan, Solidus Company, Solidus Partners, L.P., Scott B. Chernoff, and Scott K. Haynes, each dated April 8, 2004, (vii) those certain First Amended and Restated Continuing Guaranties by and between Pinnacle Bank and Lee A. Beaman, Lucius E. Burch, E. Townes Duncan, John Morris, and Alfred Morris, John F. Jacques, Mark H. Lincoln, Palm Digital Media, Inc., PalmGear, Inc., Solidus Company, Solidus Partners, L.P., each dated August 28, 2003 and those certain Amendments and Affirmation of Guaranties by and between Pinnacle Bank and Lee A. Beaman, Lucius E. Burch, E. Townes Duncan, John Morris, and Alfred Morris, John F. Jacques, Mark H. Lincoln, Palm Digital Media, Inc., PalmGear, Inc., Solidus Company, Solidus Partners, L.P., each dated April 8, 2004, (viii) that certain First Amended and Restated Loan Agreement by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated August 28, 2003 (as amended, modified, supplemented or restated from time to time) for a loan in the amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), (ix) that certain Promissory Note by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated April 8, 2004 for a loan in the amount of Four Hundred Fifty Thousand Dollars ($450,000), (x) that certain Continuing Guaranty by and between Pinnacle Bank and Oliver C. Carmichael dated April 8, 2004 and (xi) that certain Promissory Note by and between Borrower (formerly known as Power By Hand Holdings, LLC) and Pinnacle Bank dated April 8, 2004 for a loan in the amount of Three Hundred Forty Thousand Dollars ($340,000), (xii) that certain Continuing

Guaranty by and between Pinnacle Bank and Solidus Company dated April 8, 2004, and (xiii) any and all other documents which Borrower, or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Indebtedness of Borrower to Pinnacle Bank, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Pinnacle Facilities” means those certain credit facilities from Pinnacle Bank in the maximum principal amounts of (i) One Hundred Fifty Thousand Dollars ($150,000), (ii) One Million Dollars ($1,000,000), (iii) Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), (iv) Four Hundred Fifty Thousand Dollars ($450,000), and (v) Three Hundred Forty Thousand Dollars ($340,000), as evidenced by the Pinnacle Bank Loan Documents.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Advance” means an Advance or Equipment Advance that bears interest based at the Prime Rate.

“Purchase Option” is defined in Section 11.1.

“Purchase Option Period” is defined in Section 11.2.

“Purchase Price” is defined in Section 11.1.

“Qualifying Initial Public Offering” is an initial public offering of Borrower’s common stock resulting in net proceeds to Borrower of at least Fifty Million Dollars ($50,000,000).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Related Account Debtor” means, with respect to any Person, any Affiliate, relative, partner, shareholder, director, officer, of employee of such Person.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower

(a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Twenty Five Million Dollars ($25,000,000) outstanding at any time; provided, however, that the maximum amount of the Revolving Line may increase to Thirty Five Million Dollars ($35,000,000) from and after the Eligible Equipment Line Refinancing.

“Revolving Line Maturity Date” is the earlier of (i) two (2) years from the Effective Date, or (ii) April 15, 2009.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Streamline Period” is defined in Section 2.1.1(b).

“Subordination Agreement” means that certain Subordination Agreement by and between Bank and Pinnacle Bank dated as of the Effective Date.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsequent Financing” means a new round of private equity financing in which Borrower receives, in the aggregate, at least Forty Five Million Dollars ($45,000,000) of net proceeds, excluding any bridge debt financing except to the extent actually converted to equity in Borrower.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit D.

“Transfer” is defined in Section 7.1.

“Warrant” is that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

MOTRICITY, INC.

By	/s/ Ryan K. Wuerch
Name:	Ryan K. Wuerch
Title:	Chief Executive Officer

BANK:

SILICON VALLEY BANK

By	/s/ Win Bear
Name:	Win Bear
Title:	Team Leader

Effective Date: June 27, 2007

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), all Pledged Collateral, securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit A Page 1

All other terms contained in this Exhibit, unless otherwise indicated, shall have the meanings provided by the Code (as defined herein), to the extent such terms are defined in the Code. For purposes hereof, the following terms shall have the following meanings:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Code” is the Uniform Commercial Code as adopted in North Carolina as amended and in effect from time to time.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

Exhibit A Page 2

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Collateral” is all capital stock of each Subsidiary of Borrower, including, without limitation, GP Wireless, Inc., Motricity (UK) Limited, Palm Digital Media, Inc., PalmGear, Inc., PocketGear, LLC, Power By Hand, LLC, Motricity Canada Ltd., and Motricity Deutschland GmbH, together with any securities, investment properties, instruments or distributions of any kind issuable, issued or received by Borrower upon conversion of, in respect of, or in exchange for any of such capital stock, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to such capital stock.

“Proceeds” has the meaning described in the Code as in effect from time to time.

“Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Supporting Obligation” means a letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

Exhibit A Page 3

EXHIBIT B

BORROWING BASE CERTIFICATE

Borrower:	Motricity, Inc.
Lender:	Silicon Valley Bank
Commitment Amount:	$25,000,000 increasing to $35,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of	$
2.	Additions (please explain on reverse)	$
3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due*	$
5.	Balance of 50% over 90 day accounts	$
6.	Credit balances over 90 days	$
7.	Concentration Limits (25% limit)**	$
8.	Foreign Accounts	$
9.	Governmental Accounts	$
10.	Contra Accounts	$
11.	Promotion or Demo Accounts	$
12.	Intercompany/Employee Accounts	$
13.	Disputed Accounts	$
14.	Other (please explain on reverse)	$
15.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$
16.	Eligible Accounts (#3 minus #15)	$
17.	BORROWING BASE (85% of #16)	$
* Accounts from those customers listed on Schedule 2 may be used up to 120 days. ** Accounts with Cingular shall be eligible up to a 35% concentration limit.

BALANCES
18.	Maximum Loan Amount	$25,000,000 (increasing to $35,000,000)
19.	Total Funds Available [Lesser of #18 or #17]	$
20.	Present balance owing on Line of Credit	$
21.	RESERVE POSITION (#19 minus #20)	$

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

Exhibit B Page 1

COMMENTS:

By:
Authorized Signer

Date:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

Exhibit B Page 2

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	MOTRICITY, INC.

The undersigned authorized officer of Motricity, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Borrowing Base Certificate A/R & A/P Agings	Monthly within 20 days	Yes	No
Deferred Revenue Report	Monthly within 20 days	Yes	No
Board Projections	As revised	Yes	No
Transaction Reports	Weekly* and w/ each Advance request	Yes	No

*	During Streamline Period, Transaction Reports shall be due each month.

Exhibit C Page 1

Financial Covenant	Required	Actual		Complies

Maintain on a Monthly Basis:
Minimum Excess Cash and Availability	$10,000,000	$		Yes	No
Minimum Liquidity Coverage	1.15:1.00		:1.00	Yes	No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

MOTRICITY, INC.

By:
Name:
Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes No

Exhibit C Page 2

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

I.	Excess Cash and Availability (Section 6.9(a))

Required:         $10,000,000

Actual:

A.	Unrestricted cash and Cash Equivalents	$
B.	75% of availability under Pinnacle Facilities	$
C.	85% of Eligible Accounts	$
D.	Outstanding principal balance of any Advances	$
E.	Excess Cash and Availability (line A, plus line B, plus line C, minus line D)	$

Is line E equal to or greater than $10,000,000?

No, not in compliance	Yes, in compliance

II.	Liquidity Coverage (Section 6.9(b))

Required:         1.15:1.00

Actual:

A.	Unrestricted cash and Cash Equivalents	$
B.	Borrowing Base	$
C.	75% of availability under Pinnacle Facilities	$
D.	Aggregate value of Obligations to Bank
E.	Liquidity Coverage (line A, plus line B, plus line C, divided by line D)	$

Is line C equal to or greater than 1.15:1:00?

No, not in compliance	Yes, in compliance

Schedule 1 to Compliance Certificate Page 1

EXHIBIT D

TRANSACTION REPORT

Exhibit D Page 1

EXHIBIT E

FORM OF NOTICE OF BORROWING

MOTRICITY, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:	Loan and Security Agreement dated as of , 2007 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Motricity, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of a Credit Extension.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2. The aggregate amount of the requested borrowing is $                    .

3. The duration of the Interest Period for the LIBOR Advances included in the requested Credit Extension shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c) the requested Credit Extension will not cause the aggregate principal amount of the outstanding Credit Extensions to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus the aggregate outstanding Advances.

[Signature page follows.]

Exhibit E Page 1

BORROWER	MOTRICITY, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

Exhibit E Page 2

EXHIBIT F

FORM OF NOTICE OF CONTINUATION

MOTRICITY, INC.

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:	Loan and Security Agreement dated as of , 2007 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Motricity, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the continuation of the Credit Extensions specified herein, that:

1. The date of the continuation is                     , 20    .

2. The aggregate amount of the proposed Credit Extension to be continued is $                     .

3. The Credit Extensions are to be continued as LIBOR Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the continuation shall be              months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed continuation, before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed continuation.

[Signature page follows.]

Exhibit F Page 1

BORROWER	MOTRICITY, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

Exhibit F Page 2

EXHIBIT G

PERFECTION CERTIFICATE

Exhibit G Page 1

EXHIBIT H

CORPORATE BORROWING RESOLUTIONS

Exhibit H Page 1

EXHIBIT I

LIST OF BORROWER’S SUBSIDIARIES

GP Wireless, Inc., a Delaware corporation

Motricity (UK) Limited, a company duly organized and existing under the laws of the United Kingdom

Palm Digital Media, Inc., a Massachusetts corporation

PalmGear, Inc., a Tennessee corporation

PocketGear, LLC, a Tennessee limited liability company

Power By Hand, LLC, a Oklahoma limited liability company

Motricity Canada Ltd., a corporation duly organized and existing under the laws of Canada

Motricity Deutschland GmbH, a company duly organized and existing under the laws of the Federal Republic of Germany

Exhibit I Page 1

SCHEDULE 1

LIST OF PINNACLE BANK GUARANTORS

Schedule 1 Page 1

SCHEDULE 2

LISTING OF BORROWER’S PRIMARY CURRENT OFFDECK CUSTOMERS IN ACCOUNTS RECEIVABLE AGINGS

ABC Cable Networks Group

Alacre, Inc.

Alltel

Bonneville International Corp.

Bonus Mobile

Chikka Philippines, Inc.

Cingular Blue

Cingular Orange

Conde Nast Publications

CSC Holdings, Inc.

Dobson

Fandango, Inc.

Fox Broadcasting

Hachatte Filipacchi Media US

Infospace Corporation

Magnet Mobile Media, Inc.

Meredith Corporation

NBC Universal

New Motion

Nextel

Premier Retail Networks

RTCRM

Smart SMS

Sony BMG Music Entertainment

Sprint

Suncom

Tribune Interactive, Inc.

Turner Network Sales, Inc.

Verizon

Weathernews America, Inc.

Wind – Up Entertainment

LISTING OF BORROWER’S PRIMARY CURRENT MEDIA & ENTERTAINMENT CUSTOMERS IN

mBlox

MTVN – Wireless Group

Single Touch Interactive Inc.

Sybase365

Telescope

Universal Music Group

Warner Music Group

Schedule 2 Page 1

Amendment to Loan and Security Agreement

Borrower:	Motricity, Inc.

Address:	601 108th Avenue NE, Suite 900
Bellevue, Washington 98004

THIS AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of April 13, 2009 by and between SILICON VALLEY BANK (“Bank”) and MOTRICITY, INC. a Delaware corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 27, 2007, as amended from time to time (the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Bank and Borrower desire to modify the Loan Agreement as set forth herein, subject, in all respects, to the terms and conditions hereof.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement. Unless otherwise specifically set forth below, the following modifications to the Loan Agreement shall be deemed effective as of the date hereof.

2.1 Revised Section 2.1.1(b). Section 2.1.1(b) is hereby amended in its entirety to read as follows:

“(b) Streamline Period. Any period when the sum of Borrower’s unrestricted cash and Cash Equivalents, plus Eligible Accounts, minus the outstanding principal balance of any Advances, is greater than or equal to Eighteen Million Dollars ($18,000,000), Borrower shall be in a “Streamline Period”. Bank may terminate the Streamline Period at any time that the conditions for a Streamline Period no longer exist.”

2.2 New Sublimit Sections. New sublimit sections “2.1.1-1 Letters of Credit Sublimit”, “2.1.1-2 Foreign Exchange Sublimit”, “2.1.1-3 Cash Management Services Sublimit” and “2.1.1-4 Overall Aggregate Sublimit” are hereby added to the Loan Agreement that will be placed immediately following Section 2.1.l(c) and which new subsections shall read as follows:

“2.1.1-1 Letters of Credit Sublimit.

(a) Subject to the Overall Sublimit in Section 2.1.1-4 below, as part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. In addition to the applicability of the Overall Sublimit, the aggregate amount available to be used for the issuance of any new Letters of Credit may not exceed the then applicable Availability Amount. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

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(d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

(e) Issued and undrawn Letters of Credit shall not accrue interest hereunder as long as such Letters of Credit remain undrawn, provided nothing herein shall affect the fees and other amounts payable regarding such Letters of Credit as set forth in the Letter of Credit Applications with respect thereto.

2.1.1-2 Foreign Exchange Sublimit. Subject to the Overall Sublimit in Section 2.1.1-4 below, as part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”) in a maximum aggregate amount equal to $1,000,000. The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. In addition to the applicability of the Overall Sublimit, the aggregate amount of any new FX Reserve arising from the proposed issuance of any new FX Forward Contract may not exceed the then applicable Availability Amount. Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.1-3 Cash Management Services Sublimit. Subject to the Overall Sublimit in Section 2.1.1-4 below, Borrower may use up to $1,000,000 of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”), provided that, after giving effect to any such proposed utilization, in addition to the Section 2.1.5 limitations, no new such utilization may exceed the then applicable Availability Amount. Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

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2.1.1-4 Overall Aggregate Sublimit. In no event shall the total amount of (i) outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and (ii) the FX Reserve, and (iii) the amount of the Revolving Line utilized for Cash Management Services, at any time exceed $1,000,000 in the aggregate (the “Overall Sublimit”).”

2.3 Modified Section 2.4(b)(i). Section 2.4(b)(i) is hereby amended in is entirety to read as follows:

“ (b) Interest Rate.

(i) Advances. Subject to Section 2.4(c), the amounts outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the Applicable Interest Rate, which interest shall be payable monthly in accordance with Section 2.4(g) below. As of the effective date of the April 2009 Amendment, the Applicable Interest Rate is set at Level I. Notwithstanding any other provision to the contrary set forth herein, the maximum per annum interest rate applicable to the Obligations during the first twelve months following the Effective Date shall not exceed 7.50%, and thereafter the maximum per annum interest rate applicable to the Obligations during the second twelve months following the Effective Date shall not exceed 8.50%.

During any Period when:	Levels:	Applicable Interest Rate:

At such times when neither the Level II or Level III rate conditions are applicable and the Section 2.4(c) rate is not otherwise in effect	I	Prime Rate plus one and one-half percentage points (1.50%) per annum; provided that the minimum applicable interest rate in effect at any time shall be 5.50% per annum

Positive EBITDA for the immediately preceding three (3) consecutive quarters as of any date of determination	II	Prime Rate plus one-half of one percentage point (0.50%) per annum; provided that the minimum applicable interest rate in effect at any time shall be 5.50% per annum

From and after a Qualifying Initial Public Offering	III	LIBOR Rate, plus 250 basis points per annum, subject to the provisions and restrictions applicable thereto as are set forth in Sections 3.4, 3.5, 3.6, 3.7 and otherwise in this Agreement and the other Loan Documents.

4

2.4 Deleted Section 2.4(b)(ii). As the Equipment Advances are being repaid concurrently herewith, Section 2.4(b)(ii) is hereby deleted.

2.5 Modified Section 2.4(b)(iii). As the Equipment Advances are being repaid concurrently herewith Section 2.4(b)(iii) is hereby modified to have all references to the “Applicable Equipment Interest Rate” and the payment thereof to be deemed of no further force or effect.

2.6 Modified Section 2.4(g). Section 2.4(g) is hereby amended in is entirety to read as follows:

“(g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the first (1 st) calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Pacific time on any day shall be deemed received on the next Business Day. In addition, so long as any principal or interest with respect to any Credit Extension remains outstanding, Bank shall be entitled to charge Borrower a “float” charge in an amount equal to, with respect to checks only (but not with respect to electronic payments) two (2) Business Days’ interest, at the interest rate applicable to the Credit Extensions, on all Payments received by Bank, and, for the sake of clarity, there is no “float” charge applicable to payments received electronically in accordance with the provisions hereof. The float charge for each month shall be payable on the last day of the month. Bank shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Bank in its good faith business judgment, and Bank may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Bank unpaid.”

2.7 New Sections 2.5(e), (f). New sections “(e) Unused Line Fee” and “(f) Collateral Handling Fee” are hereby added to Section 2.5 of the Loan Agreement that will be placed immediately following Section 2.5(d) of the Loan Agreement and which new Sections shall read as follows:

“(e) Unused Revolving Line Facility Fee.

A fee (the “Unused Revolving Line Facility Fee”), which fee shall be paid monthly, in arrears, on a calendar year basis, in an amount equal to

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0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of this Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period, provided that the foregoing percentage shall be reduced to 0.25% per annum (1) during such months that Borrower has maintained in deposit accounts with Bank a minimum aggregate amount of $10,000,000 during the entirety of each of such months (but amounts in investment accounts or in accounts that are not balance sheet items of Bank shall not be included for purposes of satisfying the foregoing $10,000,000 minimum requirement); and (2) on and after such time after February 1, 2009 that Borrower has consummated an equity or Subordinated Debt financing transaction from which Borrower has received minimum net proceeds of $25,000,000.

(f) Collateral Monitoring Fee. A monthly collateral monitoring fee of $1,000, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement, provided that such fee is not payable while a Streamline Period is in effect for any entire monthly period during the term hereof.”

2.8 Revised Section 5.2. The following are hereby added as supplemental and additional paragraphs at the end of Section 5.2:

“Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within thirty days of entering or becoming hound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the

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consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in the same that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.”

2.9 Modification to Reporting (Section 6.2). Section 6.2 of the Loan Agreement is hereby amended as follows:

(a) The references in Sections 6.2(a)(ii) and 6.2(c) to a reporting period of “twenty (20) days” is hereby amended to be “fifteen (15) days”.

(b) Section 6.2(a)(v) is hereby amended to read as follows:

“(v) as and when prepared, copies of any material revisions to Borrower’s projections or business plan, as approved by Borrower’s board of directors;”

(c) A new Section 6.2(a)(vi) is hereby added to follow Section 6.2(a)(v), and which new section shall read as follows:

“(vi) within 45 days after the end of each fiscal quarter, quarterly unaudited consolidating balance sheet and income statements.”

2.10 Modification of Section 6.7. Section 6.7 of the Loan Agreement is hereby amended by adding the following new paragraphs to the end of section that shall read as follows:

“WARNING

Unless you (herein meaning Borrower) provides us (herein Bank) with evidence of the insurance coverage as required herein, we (herein meaning Bank) may purchase insurance at your (meaning Borrower’s) expense to protect our (meaning Bank’s) interest. This insurance may, but need not, also protect your (meaning Borrower’s) interest. If the Collateral becomes damaged, the coverage we (meaning Bank) purchases may not pay any claim you (meaning Borrower) make or any claim made against you (meaning Borrower). You (meaning Borrower) may later cancel this coverage by providing evidence that you (meaning Borrower) have obtained property coverage elsewhere.

You (meaning Borrower) are responsible for the cost of any insurance purchased by us (meaning Bank). The cost of this insurance may be added to the Obligations. If the cost is added to the Obligations, the interest rate on the Advances will apply to this added amount. The effective date of coverage may be the date your (meaning Borrower’s) prior coverage lapsed or the date you (meaning Borrower) failed to provide proof of coverage.

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This coverage we (meaning Bank) purchased may be considerably more expensive than insurance you (meaning Borrower) can obtain on your (meaning Borrower’s) own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.”

2.11 Modification of Section 6.9. Section 6.9 of the Loan Agreement is hereby amended to read as follows:

“6.9 Financial Covenants.

(a) Tangible Net Worth.

Borrower on a consolidated basis shall maintain at all times and tested as of the last day of each month, a minimum Tangible Net Worth of:

(1) $14,000,000 for March 31, 2009;

(2) $12,000,000 for each of April 30, 2009, May 31, 2009, June 30, 2009, and July 31, 2009; and

(3) $13,000,000 for August 31, 2009; and

(4) $15,000,000 for each month thereafter.

Further, each of the minimum amounts set forth above shall be increased by the following: (i) 50% of all consideration received by Borrower after September 30, 2008 from equity securities and Subordinated Debt transactions of the Borrower; plus (ii) 50% of all quarterly net income of Borrower after tax, on a consolidated basis beginning with the quarter ending December 31, 2008 and thereafter, provided that under no circumstance shall the Tangible Net Worth be reduced by virtue of a loss.

Increases in the Tangible Net Worth covenant based on (x) consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter; and (y) quarterly net income shall be deemed effective as of the end of the month coinciding with any such quarter end in which there has been positive net income; such increased amount shall continue in effect thereafter, subject to further increases based on subsequent quarterly net income amounts arising from time to time.

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(b) Maximum Unfunded Capital Expenditures.

Borrower shall have a maximum aggregate amount of Unfunded Capital Expenditures for the 2009 fiscal year no greater than $8,000,000. For the 2010 fiscal year, the maximum allowed aggregate amount of Unfunded Capital Expenditures shall be determined by Bank and Borrower by December 31, 2009 and otherwise by Bank in its good faith business judgment.

‘Unfunded Capital Expenditures’ means capital expenditures made from the Borrower’s funds other than borrowed funds. Capital expenditures made from Advances are deemed Unfunded Capital Expenditures.”

2.12 Revised Section 6.10. Section 6.10 of the Loan Agreement is hereby amended to read as follows:

6.10 Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least five (5) days prior written notice of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

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2.13 Revised Section 10. Section 10 of the Loan Agreement is hereby amended to read as follows:

“10 NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Credit Extension requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (h) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Credit Extension requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Motricity, Inc.
601 108th Avenue NE, Suite 900
Bellevue, Washington 98004
Attn: Allyn Hebner
Fax : 425-957-6501
Email: allyn.hebner@motricity.com

With a Copy to:	Motricity, Inc.
601 108th Avenue NE, Suite 900
Bellevue, Washington 98004
Attn: Richard Leigh, General Counsel
Fax : 425-957-6225
Email: Richard.Leigh@motricity.com

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If to Bank:	Silicon Valley Bank
901 Fifth Avenue, Suite 3900
Seattle, Washington 98164
Attn: Patrick McCarthy
Fax : 206-624-6827
Email: PMcCarthy@svb.com

2.14 Deletion of Section 11 of Loan Agreement. Section 11 of the Loan Agreement pertaining to the “Purchase Option” with respect to the “Pinnacle Bank Guarantors” is hereby deleted in its entirety and such “Purchase Option” shall be deemed of no further force or effect whatsoever.

2.15 Modification to Section 12. Section 12 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Washington State law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in King County, Washington; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING

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OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.”

2.16 Revised Section 13.1. Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“13.1 Termination Prior to Revolving Line Maturity Date. This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations.

If such termination is at Borrower’s election, decision or at its behest via an agent of Borrower, or otherwise via any means arising voluntarily by Borrower, then Borrower shall pay to Bank, in addition to the payment of any other expenses or fees or Obligations then-owing, a termination fee in an amount equal to one-percent (1%) of the Revolving Line Maximum Amount during the first twelve months from the date of the April 2009 Amendment; thereafter, during the period commencing on the first day of the thirteenth month following the date of the April 2009 Amendment through and including the last day of the eighteenth month following the April 2009 Amendment, a termination fee in an amount equal to one-half of one-percent (.50%) of the Revolving Line Maximum Amount; and thereafter, during the period commencing on the first day of the nineteenth month following the date of the April 2009 Amendment through and including the last day of the twenty-fourth month following the April 2009 Amendment, a termination fee in an amount equal to one-quarter of one-percent (0.25%) of the Revolving Line Maximum Amount; provided, however, no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from Bank or another division of Bank or if the Obligations hereunder are repaid in connection with an initial public offering of the common stock of the Borrower as long as the

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Borrower continues to maintain its primary depository relationship with Bank for at least one year thereafter (and notwithstanding any other term or provision of this Agreement this covenant shall survive the termination of this Agreement).”

2.17 Section 14.1 (New Definitions). The following terms and their respective definitions are hereby added to Section 13.1 of the Loan Agreement and are deemed placed in their appropriate alphabetical order:

“April 2009 Amendment” shall mean that certain Amendment to Loan and Security Agreement dated as of April 13, 2009 between Bank and Borrower.

“Foreign Currency” means lawful money of a country other than the United States.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency

“FX Forward Contract” is defined in Section 2.1.1-2.

“FX Reserve” is defined in Section 2.1.1-2.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.1-1.

“Letter of Credit Application” is defined in Section 2.1.1-1(a).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.1-1(d).

“Overall Sublimit” has the meaning set forth in Section 2.1.1-4.

“Tangible Net Worth” is, on any date, the total tangible assets of Borrower minus Indebtedness of Borrower that does not constitute Subordinated Debt. In determining Tangible Net Worth, capitalized development expenses are to be treated as an intangible asset.

2.18 Section 14.1 (Amendment to “Availability Amount”). The definition of “Availability Amount” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Availability Amount” is (a) the lesser of (i) the Revolving Line Maximum Amount or (ii) the amount available under the Borrowing Base

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minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

2.19 Section 14.1 (Amendment to “Borrowing Base”). The definition of “Borrowing Base” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Borrowing Base” is 85% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report or Borrowing Base Certificate, as applicable; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral, provided, further, that the foregoing advance percentage is limited to 50% until Bank has conducted a field collateral examination following the effectiveness of the April 2009 Amendment with results acceptable to Bank in its discretion that justify an increase above such 50% advance rate.

2.20 Section 14.1 (Amendment to “Collateral”). The definition of “Collateral” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Collateral” is Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.”

2.21 Section 14.1 (Amendment to “Credit Extension”). The definition of “Credit Extension” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amounts utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

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2.22 Section 14.1 (Amendment to “Eligible Accounts”). The definition of “Eligible Accounts” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

(a) Accounts for which the Account Debtor has not been invoiced;

(b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

(c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

(d) Credit balances over ninety (90) days from invoice date;

(e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, except for AT&T, for which such percentage is 35%, for the amounts that exceed that percentage, unless Bank approves in writing;

(f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;

(g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

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(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;

(j) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Bank reserves the right to deem as ineligible Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent (1) of such Deferred Revenue and (2) a reasonable likelihood exists, as Bank shall determine in its good faith business judgment, that such Account Debtor has or will have over time a legal claim to the amounts with respect to such Deferred Revenue);

(m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

(n) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.”

2.23 Section 14.1 (Amendment to “Perfection Certificate”). The definition of “Perfection Certificate” contained in Section 14.1 of the Loan Agreement is amended to include the Perfection Certificate dated February    , 2009 delivered by Borrower to Bank in connection with this Amendment.

2.24 Section 14.1 (Amendment to “Permitted Investments”). The definition of “Permitted Investments” contained in Section 14.1 of the Loan Agreement is hereby amended to modify clause (f) thereof that now reads as follows:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year”

IS HEREBY AMENDED TO READ AS FOLLOWS:

“(f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year, provided that no new such Investment by Borrower in any Subsidiary may be made if a Default or an Event of Default is then occurring or would otherwise arise upon the making thereof.”

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2.25 Section 14.1 (Amendment to “Revolving Line”). The definition of “Revolving Line” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Twenty-Five Million Dollars ($25,000,000) (such maximum amount as in effect from time to time being referred to the “Revolving Line Maximum Amount”).

2.26 Section 14.1 (Amendment to “Revolving Line Maturity Date”). The definition of “Revolving Line Maturity Date” contained in Section 14.1 of the Loan Agreement is hereby amended to read as follows:

‘Revolving Line Maturity Date’ is April 13, 2011.

2.27 Equipment Line Termination/Equipment Advances Repayment. Concurrently herewith, as a condition to the effectiveness hereof, all Equipment Advances and all Obligations relating thereto shall be repaid in full and the Equipment Line shall be deemed terminated and no further Equipment Advances shall be requested, made or otherwise available thereunder. Upon the repayment of all such Equipment Advances and related Obligations and the termination of the Equipment Line, all references in the Loan Agreement to the Equipment Line and/or the Equipment Advances and related terms and provisions are deemed of no further force or effect.

2.28 Removal of Certain Guarantors. Borrower has informed Bank that the following guarantors of the Obligations have been liquidated, merged or otherwise are no longer in existence: GP Wireless, Inc., Palm Digital Media, Inc., PalmGear, Inc., PocketGear, LLC, and Motricity Deutschland GmbH (the “Removed Guarantors”). Borrower agrees to provide to Bank the documentary evidence of the transactions giving rise to the elimination of these entities as currently existing companies, and Bank thereupon will agree to their deletion as guarantors of the Obligations.

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Amendment;

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(b) its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and the Secretary of State of the State of Washington as of a date no earlier than thirty (30) days prior to the Effective Date;

(c) duly executed original signature of the secretary or assistant secretary of Borrower with respect to a general certificate of Borrower as to, among other things, the Resolutions for Borrower;

(d) an intellectual property security agreement in favor of Bank in form and substance acceptable to Bank;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, reflecting a lien status position of Borrower in conformity herewith and the Loan Agreement and otherwise acceptable to Bank;

(f) the Perfection Certificate executed by Borrower;

(g) intellectual property searches in form and substance acceptable to Bank;

(h) evidence of repayment of the obligations and indebtedness under the Pinnacle Facilities and the termination of any and all liens and security interests associated therewith, provided that the documentation of this Amendment may be executed and this facility may be deemed closed and finalized pending the satisfaction of this condition with the specific understanding that no Obligations under the Loan Agreement may be outstanding or allowed to be incurred unless and until the conditions set forth in this clause are satisfied as Bank determines in its reasonable discretion;

(i) repayment in full of all Equipment Advances and all related Obligations;

(j) evidence satisfactory to Bank that the insurance policies required by the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(k) payment of the fees and Bank Expenses as otherwise set forth herein; and

(1) the delivery of such other documents and agreements and the taking of such other actions as Bank shall determine is necessary or advisable in order to effectuate the purposes hereof.

4. Limitation of Amendments.

4.1 The consents and amendments set forth in this Amendment are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

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4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, other than as being provided concurrently with the execution of this Amendment;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

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6. Fees. Borrower shall pay to Bank a fully earned, non-refundable loan fee of $250,000 in connection with this Amendment which is payable in the following installments: $31,250 on the closing date hereof, $31,250 on July 13, 2009, $31,250 on October 13, 2009, $31,250 on January 13, 2010, $31,250 on April 13, 2010, $31,250 on July 13,2010, $31, 250 on October 13, 2010 and $31,250 on January 13, 2011, provided that any and all unpaid installments of such loan fee shall be and become fully due and payable on any earlier date of termination of the Loan Agreement arising for any reason or by any cause. Such fees are in addition to interest and all other fees, expenses, costs and other amounts payable under the Loan Agreement or other Loan Documents, and are not refundable.

7. Bank Expenses. Borrower agrees to reimburse Bank for all its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

SILICON VALLEY BANK	MOTRICITY, INC.

By:	By:	/s/ Ryan K. Wuerch
Name:	Name:	RYAN K. WUERCH
Title:	Title:	CHAIRMAN & CEO

[Signature Page to Amendment to Loan and Security Agreement dated as of April 13, 2009]

Consent by Guarantors

Each of the undersigned parties that is a guarantor under its respective Unconditional Guaranty in favor of Silicon Valley Bank with respect to the indebtedness and obligations of Motricity, Inc. hereby consents to the terns and conditions set forth in the foregoing Amendment and hereby expressly acknowledges and agrees that its Guaranty and each of the other loan documents to which it is a party remain in full force and effect.

MOTRICITY (UK) LIMITED

By:	/s/ Ryan K. Wuerch
Name:	RYAN K. WUERCH
Title:	DIRECTOR

POWER BY HAND, LLC, an Oklahoma limited liability company

By:	Motricity, Inc, a Delaware corporation, its sole member

By:	/s/ Ryan K. Wuerch
Name:	RYAN K. WUERCH
Title:	SOLE MANAGER

MOTRICITY CANADA, LTD.

By:	/s/ Ryan K. Wuerch
Name:	RYAN K. WUERCH
Title:	SECRETARY-TREASURER